EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nine West Group Inc., Nine West Development Corporation, Nine West Distribution Corporation, Nine West Footwear Corporation, and Nine West Manufacturing Corporation on Form S-4 of our report dated March 17, 1997, appearing in the Annual Report on Form 10-K/A No. 1 of Nine West Group, Inc. for the fifty-two week period ended February 1, 1997 and to the reference to us under the heading "Independent Auditors" in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Stamford, Connecticut

August 20, 1997